UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) (September 5, 2008)

TAMM OIL AND GAS CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-137174
(Commission File Number)

98-0377767
(IRS Employer Identification No.)

Suite 460, 734 - 7 Ave SW, Calgary, AB, Canada T2P 3P8
(Address of principal executive offices and Zip Code)

403-975-9399
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Tamm Oil and Gas Corp is referred to herein as “we” or “us” or “our”.

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On September 5, 2008, we completed an agreement with two corporations formed according to the laws of Alberta Canada: (a) 1384482 Alberta Ltd (“138 Alberta”); and (b) 1132559 Alberta Ltd. (“113 Alberta”). The Agreement provides that 113 Alberta’s shareholders will sell their respective common shares to 138 Alberta, which equal in the aggregate 108 common shares. Further, the Agreement provides that we issue one (1) share of our preferred stock (the “Preferred Share”) to 138 Alberta and fifteen million restricted shares of our common stock ("15,000,000 shares") to all of the shareholders of 113 Alberta, ten million eight hundred thirty three thousand three hundred and thirty three (10,833,333) restricted shares of which were issued to certain shareholders of 113 Alberta on September 5, 2008. The remaining 4,166,667 shares (15,000,000 - 10,833,333) will be issued upon conversion of the Preferred Share. The 15,000,000 shares and the Preferred Share will be held in an escrow account until such time that certain remaining conditions are met as provided for in the Agreement.

Item 3.02 Unregistered Sales of Equity Securities

On September 5, 2008, we issued the Preferred Share and the 10,833,333 restricted shares of our common stock to certain shareholders of 113 Alberta, in reliance upon the exemption permitted by Section 4(2) of the Securities Act of 1933, as amended. We believe that Section 4(2) is available because the offer and sale did not involve a public offering.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Share Exchange Agreement Among Tamm Oil and Gas Corp., 138 Alberta, and 113 Alberta.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMM OIL AND GAS CORP.

Date: September 5, 2008	By:	/s/ Wiktor Musial
Wiktor Musial, President